AMENDED EMPLOYMENT AGREEMENT


         THIS AMENDED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 24th day of October, 1996, by and between ROADHOUSE GRILL, INC., a Florida corporation (the "Company"), and JOHN DAVID TOOLE, III ("Executive").

                                   BACKGROUND

         Executive is employed by the Company as its President pursuant to that certain Employment Agreement dated as of October 1, 1994 ("Old Agreement"), which the Company and Executive desire to amend and supersede as hereinafter provided.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

         1. EMPLOYMENT. Effective as of the date hereof, the Old Agreement is hereby amended and superseded in its entirety by this Agreement, and, as of such date, upon the terms and conditions hereinafter set forth, the Company hereby continues Executive's employment as its President and Executive hereby accepts such employment.

         2. TERM. The term ("Term") of Executive's employment hereunder shall commence on the date hereof and shall end at 5:00 p.m. on October 23, 1999, or such earlier date upon which such employment is terminated in accordance with the terms of this Agreement.

         3. DUTIES AND SERVICES. Executive agrees to serve the Company as its President for the duration of the Term faithfully and diligently under the direction of the Board Directors of the Company, and to perform such duties as are customarily associated with such position and such additional executive duties as the Board of Directors of the Company shall reasonably request, PROVIDED that such duties shall be consistent with those normally required of presidents of comparable companies. Executive shall be required to devote his best efforts, attention, knowledge and skill to the performance of his duties hereunder. Executive shall at all times perform his duties hereunder in a professional manner, in good faith, and in the best interest of the Company. Executive shall devote substantially his full business time and efforts to the performance of his duties hereunder. Executive shall be entitled to actively pursue investment opportunities ("Investment Opportunities") during the Term, so long as such activity does not materially interfere with the performance of Executive's duties under this Section 3 and provided such pursuits do not violate Section 8 hereof. If such Investment Opportunity materially interferes with Executive's duties under this Section 3, Company may terminate Executive's employment for Cause and pursuant to Section 5 hereof. No Investment Opportunity shall be deemed to be a "business opportunity" of the Company and the Company will have no legal or beneficial right, claim or interest in any Investment Opportunity except as Executive may otherwise agree in writing, even if the Investment Opportunity was conceived or developed during Executive's employment with the Company, nor shall Executive have any fiduciary or other duty to disclose or offer to Company any such Investment Opportunity.

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         4.       COMPENSATION.  In exchange for the services to be rendered hereunder by Executive, the Company hereby agrees to compensate Executive with the following ("Compensation"):

                  A. SALARY. The Company agrees to pay Executive a salary ("Salary") at the rate of Two Hundred Thousand Dollars ($200,000) per annum, payable in accordance with the Company's usual payroll practices, but not less often than bi-weekly.

                  B. BONUS. In addition to Salary, Executive shall be entitled to receive "Bonuses" determined and payable in accordance with the following:

                           (1)      Executive shall be entitled to a Bonus in
the amount of One Hundred Thousand Dollars ($100,000), payable within ninety
(90) days after the Company's 1996 fiscal year, if Net Income (as hereinafter defined) for such fiscal year exceeded the Net Income for the immediately preceding fiscal year or if the net loss as reported by the Company for such fiscal year is less than the net loss for the immediately preceding fiscal year. Thereafter, Executive shall be entitled to a Bonus in the amount of One Hundred Thousand Dollars ($100,000), payable within ninety (90) days after each subsequent fiscal year of the Company ending during Executive's employment hereunder, if the Company has Net Income and such Net Income for such fiscal year exceeded the Net Income for the immediately preceding fiscal year.

                           (2)      Executive shall also be entitled to a
Bonus, without reduction or discount, of One Hundred Thousand Dollars ($100,000), payable within ninety (90) days after the end of each fiscal year begun but not concluded prior to the expiration or termination of Executive's employment hereunder (regardless of the reason therefor), if Net Income for the portion of the fiscal year during which the Executive was employed hereunder ("Employment Period") exceeds Net Income for the same period of the immediately preceding fiscal year, unless, Executive's employment was terminated by the Company pursuant to Section 5.A.(1) hereof or by Executive unilaterally other than in accordance with Section 6 hereof during such fiscal year, or such termination was a Wrongful Termination (in which event Bonus shall be paid as set forth in Section 5).

                           (3)      In the event that any fiscal year beginning
or ending during the Term hereof is less than three hundred sixty five (365) days in duration ("Short Year").

                                    (a)     For purposes of determining whether
Net Income in the Short Year was exceeded by the Net Income in the subsequent fiscal year, Net Income for such fiscal year shall be deemed to be the amount of the Net Income for the twelve (12) month period ending on the last day of the Short Year; and

                                    (b)     For purposes of determining whether
Net Income for the Short Year exceeded the preceding fiscal year, Net Income for the Short Year shall be deemed to exceed the Net Income for the preceding year if it exceeded Net Income for the same period of the preceding fiscal year, unless Executive's employment hereunder terminated during the Short Year (in which

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event Section 4.B.(2) shall apply), and if Net Income for the Short Year exceeds the Net Income for the immediately preceding year (as so determined), Executive shall be entitled to a Bonus of One Hundred Thousand Dollars ($100,000) multiplied by the percentage of a full three hundred sixty five (365) day year that the Short Year represents.

                           (4)      For purposes of this Agreement, "Net
Income" for any period shall be net income before taxes determined in accordance with Generally Accepted Accounting Principles based upon the Company's audited financial statements for such period.

         C.       OTHER COMPENSATION AND BENEFITS.

                  (1) The Company shall provide Executive throughout the Term with health insurance and dental insurance for Executive, his spouse and children, and all other employee benefits made available to executives of the Company including any pension, profit-sharing, bonus, or stock option plan, life, health, medical, dental, hospitalization or surgical insurance plan or policy, and any vacation or fringe benefit plans or programs, whether now existing or hereafter established (collectively, "Executive Benefits").

                  (2) Nothing contained herein shall be deemed to be a waiver by Executive of, or to diminish or modify, any vested rights which Executive may have or may hereafter acquire under any employee benefit plan of the Company. Without limiting the foregoing, Executive shall be entitled to stock options as provided in the Stock Option Agreements attached as composite Exhibit A.

                  (3) It is contemplated that, in connection with his employment hereunder, Executive will incur business, entertainment and travel expenses. The Company agrees to reimburse Executive in full for all reasonable, ordinary and necessary business, entertainment and other related expenses, including travel expenses, incurred or expended by him incident to the performance of his duties hereunder, and incurred or expended in accordance with the Company's policies with respect to such expenses, upon submission by Executive to the Company of such vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably required by the Company.

                  (4) Executive shall be entitled to at least four (4) weeks of paid vacation (taken consecutively or in segments) each year during the Term. Vacation time that is not used in a year will not be carried over to any subsequent year.

         5.       TERMINATION OF EXECUTIVE'S EMPLOYMENT.

                  A. TERMINATION BY THE COMPANY. The Company shall have the right to terminate Executive's employment under this Agreement prior to the expiration of the Term only for Cause (as hereinafter defined) or upon Executive's death or Permanent Disability.

                           (1)      "Cause" for the Company to terminate
Executive's employment shall exist only if any of the following occur subsequent to the date hereof.


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                                    (a)     Executive, other than as a result
of death or any mental or physical, temporary or permanent incapacity or disability, shall have failed to perform his material duties hereunder; PROVIDED, HOWEVER, that the Company shall first have notified Executive in writing and in reasonable detail as to the manner in which Executive has so failed to perform his duties hereunder, and Executive shall have failed to cure such nonperformance within thirty (30) days thereafter or, if cure cannot reasonably be completed within such period, Executive shall have failed to commence cure during such period and to thereafter diligently pursue such cure to completion;

                                    (b)     Executive shall have unlawfully
sexually harassed employees;

                                    (c)     Executive shall have been convicted
of any felony or found guilty of fraud; or

                                    (d)     Executive shall have engaged in
illegal drug use.

                           (2)      Executive shall be deemed to have a
"Permanent Disability" if Executive is not able to perform his essential duties hereunder, notwithstanding reasonable accommodation by Company, for a period of three (3) consecutive months or in excess of one hundred eighty (180) days in any one (1) year period, as a result of an illness or other physical or mental disability.

                           (3)      In the event the Company elects to
terminate Executive's employment pursuant to this Section 5, the Company shall give written notice to such effect to Executive, which notice shall describe in reasonable detail the basis for such termination, and Executive's employment under this Agreement shall thereupon terminate as of the date said notice is given.

                           (4)      Any termination of Executive's employment
by the Company other than in strict accordance with this Section 5 shall be deemed a material breach of this Agreement by the Company and a "Wrongful Termination" of Executive's employment hereunder. The Company recognizes that, in the event of a Wrongful Termination of Executive, Executive will be subject to loss and damage, the monetary value of which will not be readily ascertainable, and that there exists only a limited number of employment opportunities comparable to the position held by Executive with the Company. Therefore, in the event of a Wrongful Termination, Executive shall not be required, either in mitigation of damages by the terms of this Agreement or otherwise, to seek or accept other employment and the Company shall pay to Executive, as liquidated damages and not as a penalty (in addition to the compensation to which Executive is entitled through the date of such termination and any benefits in which Executive has a vested right under the terms and conditions of the plan or program pursuant to which such benefits were granted) all of the following:

                                    (a)     continuation of Executive's Salary
until October 23, 1999, payable not less often than bi-weekly;

                                    (b)     continuation of all the Executive
Benefits until October 23, 1996; and


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                                    (c)     a Bonus of One Hundred Thousand
Dollars ($100,000) for the fiscal year in which termination occurred and Bonuses of (i) One Hundred Thousand Dollars ($100,000) for each subsequent fiscal year that ends prior to October 23, 1999, payable within ninety (90) days after the end of such fiscal year and (ii) for the fiscal year (if any) that begins subsequent to the date of the termination of Executive's employment hereunder but ends after October 23, 1999, a Bonus in an amount equal to One Hundred Thousand Dollars ($100,000) multiplied by the percentage of a full three hundred sixty five (365) day year that the period between the commencement of such fiscal year and the end of the Term represents, payable within ninety (90) days after the end of such fiscal year.

         If Executive terminates his employment hereunder for Cause as defined in Section 6 hereof, such termination shall be deemed to constitute a Wrongful Termination of Executive for purposes of this Section 5.

         6. TERMINATION OF EXECUTIVE'S EMPLOYMENT BY EXECUTIVE. Executive may terminate his employment hereunder for "Cause" (which, as it pertains to termination by Executive, is defined below) or upon his death or Permanent Disability. For purposes of this Agreement, "Cause" for Executive's termination of his employment hereunder shall exist only if any of the following have occurred:

                  A. the Company shall have failed to pay any amount due Executive hereunder within ten (10) days of written notice thereof by Executive, or failed to cure a breach of any of its material obligations under this Agreement within thirty (30) days of written notice thereof by Executive; or

                  B. Executive is assigned duties inconsistent with his position, or the Company withdraws any of his material responsibilities.

         7. DEDUCTIONS AND WITHHOLDING. Executive agrees that the Company shall have the right to withhold from any and all payments required to be made to Executive pursuant to this Agreement all federal, state, local and/or other taxes which are required to be withheld in accordance with applicable law. Except for such withholding, the Company shall not have the right to offset any amount from the Compensation or other amounts payable to Executive hereunder.

         8.       CONFIDENTIAL INFORMATION AND NONCOMPETITION COVENANT

                  A. CONFIDENTIAL INFORMATION. Executive hereby acknowledges that in and as of a result of his employment hereunder, he will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to certain Company records, secrets, documentation, ledgers and general Company information, account receivable and payable ledgers, customer lists, prospective franchisees and franchisee lists, financial and other records of the Company, its subsidiaries and affiliates, franchisees and other similar matters (all such information, being hereinafter referred to as "Confidential Information"), and the Executive further acknowledges that the Confidential Information is of great value to the Company. The parties recognize that the duties and services to be performed by the Executive are special and unique and

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that, by reason of his employment hereunder, the Executive will acquire the
Confidential Information. Executive hereby agrees that he will not, at any time, directly or indirectly, except in connection with Executive's employment hereunder or as otherwise authorized by the Company's Board of Directors for the benefit of the Company, divulge to any person, firm or corporation other than the Company (hereinafter referred to as "Third Parties"), or use or cause to authorize any Third Parties to use, the Confidential Information or any other information relating to the business or interests of the Company which he knows or should know is regarded as Confidential and valuable by the Company, except as required by law or in any legal action arising from this Agreement, and except for information that is or becomes publicly known other than through a breach of this Agreement. Executive agrees that upon expiration of his employment by the Company for any reason, he shall forthwith deliver or cause to be delivered to the Company any and all Confidential Information, including drawings, notebooks, keys, data and other documents and materials belonging to the Company, which is in his possession or under his control relating to the Company or its business, and will deliver upon such expiration of employment any other property of the Company which is in this possession or under his control.

                  B. AGREEMENT NOT TO COMPETE. Executive hereby agrees, to the extent permitted by law, that during Executive's employment hereunder and the three (3) year period subsequent to the date of termination of his employment with the Company hereunder, the Employee shall not either directly or indirectly, as a proprietor, partner, investor, shareholder, employee, agent or consultant:

                           (1)      engage in the operation of any restaurant
(other than the Company's restaurants) that has both of the following characteristics: (i) it usually derives or expects to derive over forty percent (40%) of its gross revenues from the sale of steak; and also (ii) the average dinner bill per person at the restaurant is less than Twenty Dollars ($20.00). Nothing herein shall prevent the Executive from owning for investment purposes, up to an aggregate of five percent (5%) of the capital stock of any such business, provided that such business is a publicly held corporation, whose stock is listed and traded on national or regional stock exchange, or through the National Association of Securities Dealers Automated Quotation System (NASDAQ), provided that Executive does not control any such company; or

                           (2)      directly or indirectly solicit for
employment for or on behalf of himself or any Third Party any person who, within one (1) year of the termination of Executive's employment hereunder, was an employee of the Company.

         9. INDEMNIFICATION: ADVANCEMENT OF FEES. To the full extent permitted by applicable law, the Company shall indemnify Executive against all liability, cost and expense (including, but not limited to, all reasonable attorney's and other legal fees and costs through all negotiations and all trial and appellate levels of litigation) that Executive may incur in connection with any proceeding to which Executive is or may be made party (and all appeals thereof) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise. The Company shall advance to Executive all fees and expenses that Executive may incur in connection with any such proceeding to the full extent permitted by applicable law, provided that Executive provides an undertaking

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reasonably acceptable to the Company's Board of Directors to repay such advancement if Executive is ultimately determined not to be entitled to indemnification. The provisions of this Section 9 shall survive the termination of this Agreement and Executive's employment hereunder.

          10. ASSIGNABILITY AND BINDING EFFECT. The rights and obligations arising under this Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors, and legal representatives of Executive, and shall inure to the benefit of and be binding upon the Company and its respective successors and assignees. The Company shall not assign its rights or delegate its duties hereunder without the prior written consent of Executive, other than to a company that has acquired all or substantially all the assets of the Company, and assumes all the Company's obligations hereunder, provided the assignment is made contemporaneously with such transaction and the Company remains liable for all its obligations hereunder. Executive shall not assign his rights or delegate his duties hereunder without the prior written consent of the Company.

          11. NOTICES. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given only upon hand delivery thereof or upon receipt, if sent by reputable overnight courier, addressed as follows or, the fourth (4th) business day after mailing by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

         To Company:                ROADHOUSE GRILL, INC.
                                    6600 North Andrews Avenue, Suite 160
                                    Fort Lauderdale, FL 33309

         To Executive:              JOHN DAVID TOOLE, III
                                    c/o Roadhouse Grill, Inc.
                                    6600 North Andrews, Avenue, Suite 160
                                    Fort Lauderdale, FL 33309

or to such other addresses or such other person as any party shall designate, in writing, to the other for such purposes and in the manner hereinabove set forth.

          12. ENTIRE AGREEMENT. This Agreement supersedes and replaces any and all prior agreements and understandings between the parties hereto respecting the employment of Executive by the Company and constitutes the complete understanding between the parties with respect to the employment of Executive hereunder, and no statement, representation, warranty or covenant has been made by any party with respect thereto except as expressly set forth herein.

          13. AMENDMENT. The parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, "Amendment") of this Agreement shall be valid and effective, unless the Company the Executive shall unanimously agree in writing to such Amendment.


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          14. NO WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be continuing or future waiver.

          15. HEADINGS. The headings set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement in any respect nor shall they in any way affect the substance of any provisions contained in this Agreement.

          16. FURTHER ASSURANCES. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

          17. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, and any proceeding arising between the parties in any manner pertaining or related to this Agreement shall, to the extent permitted by law, be held in Broward County, Florida.

          18. LITIGATION. If any party hereto is required to engage in litigation against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any of its or his rights under this Agreement, and such litigation results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred by the Prevailing Party in so enforcing or defending its or his rights hereunder, including, but not limited to, all reasonable attorneys' and other legal fees and court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

          19. SEVERABILITY. If any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.


          20. JOINT DRAFTING RESPONSIBILITY. This Agreement is the result of the joint efforts and negotiations of the parties hereto, with each party being represented or having the opportunity to be represented by legal counsel of its own choice. The parties agree that the rule of judicial interpretation to the effect that any ambiguity or uncertainty contained in an agreement is to be construed against the party who drafted the Agreement shall not be applied in the event of any disagreement or dispute arising out of this Agreement.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

Signed, Sealed and Delivered
in the Presence of:               COMPANY:

                                  ROADHOUSE GRILL, INC., a
                                  Florida corporation


                                  By:__________________________________
______________________________    Title: Director
______________________________


                                  By:__________________________________
______________________________    Title: Director
______________________________


                                  By:__________________________________
______________________________    Title: Director
______________________________



                                  EXECUTIVE:

______________________________    __________________________________________
                                  JOHN DAVID TOOLE, III
______________________________


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                                    EXHIBIT A

                             Stock Option Agreements

                                       A-1